UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2004

Columbia Bancorp

(Exact Name of Registrant as Specified in Charter)

Maryland	000-24302	52-1545782
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7168 Columbia Gateway Drive, Columbia, Maryland 21046

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code (410) 423-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Effective December 13, 2004, Columbia Bancorp (the “Company”), parent company of The Columbia Bank, has appointed James P. Radick as Executive Vice President and Chief Financial Officer. Mr. Radick also will serve as Executive Vice President and Chief Financial Officer of The Columbia Bank. Mr. Radick (42) brings more than eighteen years of financial experience to Columbia Bancorp. He was formerly Senior Vice President, Finance of SunBank and its parent company, Sun Bancorp, Inc. Prior to joining Sun Bancorp, Inc., he was Senior Vice President and Chief Financial Officer of NSD Bancorp, Inc. None of these entities is affiliated with the Company.

In his new position, Mr. Radick will assume day-to-day operations of the Company’s corporate finance, accounting, and SEC reporting functions. In addition, he will have direct responsibility for the Company’s asset/liability risk management process and the development and execution of strategic balance sheet initiatives. Mr. Radick’s responsibilities will also include Human Resources and Investor Relations.

Pursuant to a change in control agreement dated December 13, 2004 between the Company and Mr. Radick, he will be entitled to receive 50% of his annual base salary if a change in control, as defined in the agreement, occurs within the first year of his employment with the Company. Mr. Radick, an at-will employee, is entitled to an annual base salary of $145,000, plus the same benefits that are available to all employees generally. In addition, Mr. Radick will receive $10,000 for reimbursement of relocation expenses and up to $2,000 per month through May 2005 for temporary housing expenses.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated December 14, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANCORP /s/ John A. Scaldara, Jr.
Name:	John A. Scaldara, Jr.
Title:	President

Date: December 17, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Press Release dated December 14, 2004.